Exhibit 99.1

For Immediate Release

Editorial Contacts:
Joe Greenhalgh, Vice President, Investor Relations – USA (510) 713-4430
Nancy Morrison, Vice President, Corporate Communications – USA (510) 713-4948
Laura Scorza, Sr. Public Relations Manager – Europe +41-(0) 21-863-5336

Logitech Announces First Quarter Financial Results for FY 2011

Company Delivers Strong Growth in Revenue and Profitability;
Increases Outlook for Full Year

FREMONT, Calif., July 28, 2010 and ROMANEL-SUR-MORGES, Switzerland, July 29, 2010 — Logitech International (SIX: LOGN) (Nasdaq: LOGI) today announced financial results for the first quarter of Fiscal Year 2011.

Sales for Q1 FY 2011 were $479 million, up 47 percent from $326 million in the same quarter last year. Excluding the unfavorable impact of exchange rate changes, sales increased by 50 percent. Operating income was $12 million, compared to an operating loss of $35 million in the same quarter a year ago. Net income for Q1 was $20 million ($0.11 per share) compared to a net loss one year ago of $37 million ($0.21 per share). Gross margin for Q1 FY 2011 was 35.3 percent, up from 23.9 percent in Q1 FY 2010.

Logitech’s retail sales for Q1 FY 2011 increased by 39 percent year over year, with sales up by 66 percent in the Americas, 24 percent in Asia and 21 percent in EMEA. OEM sales increased by 38 percent.

“Logitech’s Fiscal Year 2011 is off to a strong start,” stated Gerald P. Quindlen, Logitech president and chief executive officer. “We exceeded our sales and profitability targets and achieved our best-ever Q1 gross margin. And we had robust growth in most of our retail product categories, led by Harmony remotes and pointing devices. Based on our strong Q1 performance and improving consumer demand for our products, we are increasingly optimistic about our full-year performance for Fiscal Year 2011 and have raised our outlook accordingly. Furthermore, we are enthusiastic about the pending launch of Logitech products for Google TV and the potential for further upside to our FY11 sales outlook.”

Outlook
For Fiscal Year 2011, ending March 31, 2011, Logitech has raised its sales outlook from approximately $2.3 billion to the range of $2.3 to $2.35 billion. The target for operating income has been raised from approximately $156 million to a range of $160 to $170 million. Expected gross margin has increased from approximately 34 percent to the range of 34 to 35 percent. The tax rate, formerly expected to be approximately 18 percent, is now expected to be approximately 16 percent.

Earnings Teleconference and Webcast
Logitech will hold an earnings teleconference on Thursday, July 29, 2010 at 8:30 a.m. Eastern Daylight Time and 14:30 Central European Summer Time. A live webcast of the call, along with presentation slides, will be available on the Logitech corporate Web site at http://ir.logitech.com.

About Logitech

Logitech is a world leader in products that connect people to the digital experiences they care about. Spanning multiple computing, communication and entertainment platforms, Logitech’s combined hardware and software enable or enhance digital navigation, music and video entertainment, gaming, social networking, audio and video communication over the Internet, video security and home-entertainment control. Founded in 1981, Logitech International is a Swiss public company listed on the SIX Swiss Exchange (LOGN) and on the Nasdaq Global Select Market (LOGI).

# # #
This press release contains forward-looking statements, including the statements regarding anticipated sales, operating income, gross margin and tax rate for FY 2011, the potential for future upside to Logitech’s FY 11 sales outlook, and the launch of products for Google TV. The forward-looking statements in this release involve risks and uncertainties that could cause Logitech’s actual results to differ materially from that anticipated in these forward-looking statements. Factors that could cause actual results to differ materially include: our inability to predict the strength of the improvement in our business, operating results and financial condition; the demand of our customers and our consumers for our products and our ability to accurately forecast it; consumer reaction to our new products; the effect of pricing, product, marketing and other initiatives by our competitors, and our reaction to them, on our sales, gross margins and profitability; if we fail to take advantage of long-term trends in the consumer electronics and personal computers industries; if we fail to successfully innovate in our current and emerging product categories and identify new feature or product opportunities; the sales mix among our lower- and higher-margin products and our geographic sales mix; if we fail to execute upon our long-term strategic plans and opportunities; Google TV and our products for the new platform being released in a timely fashion, and U.S. consumer reaction to and demand for Google TV and our products for it; our product introductions and marketing activities not resulting in the product or category growth we expect, or when we expect it; competition in the video conferencing and communications industry, including from companies with significantly greater resources, sales and marketing organizations, installed base and name recognition; as well as those additional factors set forth in Logitech’s periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2010, and our subsequent Quarterly Reports on Form 10-Q available at www.sec.gov. Logitech does not undertake to update any forward-looking statements.

Logitech, the Logitech logo, and other Logitech marks are registered in Switzerland and other countries. All other trademarks are the property of their respective owners. For more information about Logitech and its products, visit the company’s Web site at www.logitech.com.

(LOGI – IR)

LOGITECH INTERNATIONAL S.A.

(In thousands, except per share amounts) - Unaudited

	Quarter Ended June 30,
CONSOLIDATED STATEMENTS OF OPERATIONS	2010	2009

Net sales	$479,330	$326,110
Cost of goods sold	310,301	248,288
Gross profit	169,029	77,822
% of net sales	35.3%	23.9%

Operating expenses:
Marketing and selling	91,477	58,938
Research and development	38,389	31,360
General and administrative	27,360	21,181
Restructuring charges	-	1,449
Total operating expenses	157,226	112,928

Operating income (loss)	11,803	(35,106)

Interest income, net	521	592
Other income, net	1,796	802

Income (loss) before income taxes	14,120	(33,712)
Provision (benefit) for income taxes	(5,402)	3,653

Net income (loss)	$19,522	$(37,365)

Shares used to compute net income per share:
Basic	175,492	179,751
Diluted	177,358	179,751
Net income (loss) per share:
Basic	$0.11	$(0.21)
Diluted	$0.11	$(0.21)

LOGITECH INTERNATIONAL S.A.

(In thousands) - Unaudited

CONSOLIDATED BALANCE SHEETS	June 30, 2010	March 31, 2010	June 30, 2009

Current assets
Cash and cash equivalents	$317,315	$319,944	$567,417
Accounts receivable	213,567	195,247	168,768
Inventories	279,800	219,593	235,509
Other current assets	63,031	58,877	54,054
Total current assets	873,713	793,661	1,025,748
Property, plant and equipment	87,692	91,229	101,203
Intangible assets
Goodwill	553,462	553,462	242,874
Other intangible assets	88,486	95,396	29,776
Other assets	68,137	65,930	47,280
Total assets	1,671,490	1,599,678	1,446,881

Current liabilities
Accounts payable	316,881	257,955	204,497
Accrued liabilities	175,090	182,336	133,388
Total current liabilities	491,971	440,291	337,885
Other liabilities	152,049	159,672	137,773
Total liabilities	644,020	599,963	475,658

Shareholders' equity	1,027,470	999,715	971,223

Total liabilities and shareholders' equity	$1,671,490	$1,599,678	$1,446,881

LOGITECH INTERNATIONAL S.A.

(In thousands) - Unaudited

	Quarter Ended June 30,
CONSOLIDATED STATEMENTS OF CASH FLOWS	2010	2009

Cash flows from operating activities:
Net income (loss)	$19,522	$(37,365)
Non-cash items included in net income (loss):
Depreciation	12,338	11,477
Amortization of other intangible assets	6,911	2,333
Share-based compensation expense	8,462	5,409
Gain on disposal of fixed assets	(838)	-
Excess tax benefits from share-based compensation	(421)	(288)
Loss (gain) on cash surrender value of life insurance policies	(440)	384
Deferred income taxes and other	(292)	(568)
Changes in assets and liabilities:
Accounts receivable	(18,404)	46,433
Inventories	(66,019)	317
Other assets	(4,945)	1,142
Accounts payable	60,525	45,066
Accrued liabilities	(10,297)	1,195
Net cash provided by operating activities	6,102	75,535

Cash flows from investing activities:
Purchases of property, plant and equipment	(11,918)	(7,702)
Proceeds from sale of property, plant and equipment	2,688	-
Net cash used in investing activities	(9,230)	(7,702)

Cash flows from financing activities:
Proceeds from sale of shares upon exercise of options and purchase rights	5,122	4,399
Excess tax benefits from share-based compensation	421	288
Net cash provided by financing activities	5,543	4,687

Effect of exchange rate changes on cash and cash equivalents	(5,044)	2,138
Net increase (decrease) in cash and cash equivalents	(2,629)	74,658
Cash and cash equivalents at beginning of period	319,944	492,759
Cash and cash equivalents at end of period	$317,315	$567,417

LOGITECH INTERNATIONAL S.A.

(In thousands, except per share amounts) - Unaudited

	Quarter Ended June 30,
SUPPLEMENTAL FINANCIAL INFORMATION	2010	2009

Depreciation	$12,338	$11,477
Amortization of other intangibles	6,911	2,333
Operating income (loss)	11,803	(35,106)
Operating income (loss) before depreciation and amortization	31,052	(21,296)
Capital expenditures	(11,918)	(7,702)

Net sales by channel:
Retail	$393,867	$283,766
OEM	58,335	42,344
LifeSize	27,128	-
Total net sales	$479,330	$326,110

Net retail sales by product family:
Retail - Pointing Devices	$131,846	$90,236
Retail - Keyboards & Desktops	76,166	58,009
Retail - Audio	95,646	72,120
Retail - Video	47,057	42,814
Retail - Gaming	14,566	17,149
Retail - Remotes	28,586	3,438
Total net retail sales	$393,867	$283,766

	Quarter Ended June 30,
Share-based Compensation Expense	2010	2009

Cost of goods sold	$991	$798
Marketing and selling	3,077	1,759
Research and development	1,776	842
General and administration	2,618	2,010
Income tax benefit	(1,895)	(384)
Total share-based compensation expense after income taxes	$6,567	$5,025

Share-based compensation expense net of tax, per share (diluted)	$0.04	$0.03

Constant dollar sales (sales excluding impact of exchange rate changes)
We refer to our net sales excluding the impact of foreign currency exchange rates as constant dollar sales. Constant dollar sales are a non-GAAP financial measure, which is information derived from consolidated financial information but not presented in our financial statements prepared in accordance with U.S. GAAP. Our management uses these non-GAAP measures in its financial and operational decision-making, and believes these non-GAAP measures, when considered in conjunction with the corresponding GAAP measures, facilitate a better understanding of changes in net sales. Constant dollar sales are calculated by translating prior period sales in each local currency at the current period's average exchange rate for that currency.